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                      VALUECLICK ACQUIRES ONRESPONSE.COM, A
                    LEADING ONLINE AFFILIATE ADVERTISING FIRM

          ACQUISITION OF PROFITABLE AFFILIATE ADVERTISING FIRM EXTENDS
               VALUECLICK'S PAY-FOR-RESULTS ADVERTISING LEADERSHIP


November 20, 2000 - Westlake Village, California - ValueClick, Inc. (Nasdaq:
VCLK), the world's leading provider of performance-based online advertising solutions, today announced that it has acquired onResponse.com, a leading online affiliate advertising firm. onResponse.com conducts customized cost-per-lead and cost-per-acquisition campaigns on behalf of advertising and direct marketing clients, while also providing new revenue-generating opportunities to over 8,000 website publishers.

This announcement marks the fifth major accomplishment by ValueClick in the past eight weeks, building on the momentum of the other recent announcements, including the introduction of opt-in e-mail marketing services; the introduction of the world's first performance-based wireless advertising network; improved tracking, analysis, reporting and accountability for advertising and publishing clients through its acquisition of StraightUp!; and the expansion of performance-based banner advertising options through its agreement to acquire ClickAgents.com, Inc.

"By acquiring another profitable, like-minded company, ValueClick is reinforcing its worldwide leadership in pay-for-results online advertising, the fastest growing segment of the online advertising industry," said Jim Zarley, chairman and CEO of ValueClick. "The combination of onResponse's cost-per-acquisition model with ValueClick's breadth and scalability offers online marketers a very reliable and cost-effective way of growing their businesses. Offering performance-based affiliate marketing solutions was a critical component of our strategic plan, and onResponse was a natural choice for us, given their proven track record of success."

Under the terms of the agreement, ValueClick is paying $800,000 and issuing 750,000 shares of its Common Stock in exchange for all shares of onResponse.com. ValueClick

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has also agreed to an earn-out payable in ValueClick stock, based on the revenue and earnings performance of onResponse.com during 2001 and 2002, with a maximum payment of $16.6 million in stock and a minimum payment of zero. The deal will be immediately accretive.

The acquisition allows ValueClick to offer to its advertisers additional opportunities for cost-effective customer acquisition, and its publishers yet another way to generate revenue. onResponse will be able to significantly expand the solutions they offer to both their advertisers and the over 8,000 website publishers who turn to them for ways to improve the monetization of their properties.

"We are very excited about joining ValueClick, because our philosophies mirror each other exactly," said Scott Averbach, president and CEO of onResponse.com. "The cornerstones of both companies are performance and accountability for our clients, and revenue growth and profitability for shareholders. onResponse's vision has always been to expand our offerings to our clients and to develop a global Internet presence, and joining forces with the world's leader in performance-based advertising is a logical next step. ValueClick brings immense scalability to the affiliate network we have cultivated. Together, we will be able to deliver a varied suite of effective products for advertisers and publishers to achieve their goals and improve their bottom-line results."

"onResponse represented the ideal acquisition target for ValueClick because it is a well-managed, profitable leader in a complementary area of performance-based online advertising," Zarley said. "This quarter we've demonstrated our commitment to acquire well-managed, market-driven companies that enhance the offerings of our core business. The acquisition and product expansion strategy that we have aggressively executed this quarter demonstrates ValueClick's stability, strength and optimism in a sector that has experienced a challenging last six months."

Reaching over 20 countries around the world as well as over 20 percent of U.S. Internet households each month, ValueClick already delivers over 215,000 qualified visitors

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every day to advertisers such as Providian Financial, Microsoft, the United
States Postal Service, and Verizon. With the acquisition, onResponse.com brings a stable of additional blue-chip clients to ValueClick's roster, including Intuit, Doubleday, NextCard and Excite@tHome.

ABOUT VALUECLICK
ValueClick is the leading global provider of performance-based Internet advertising solutions for advertisers and Web publishers. For marketers seeking measurable results, ValueClick is the Internet advertising provider that delivers the best value for the ad dollar through a combination of performance-based pricing, advanced targeting capabilities, rigorous network quality control and an integrated product line.

For website publishers of all sizes, ValueClick offers the ability to create reliable new revenue opportunities. As a leading aggregator of these publishers, ValueClick provides advertisers, direct marketers and e-commerce companies with some of the most cost-effective methods for attracting targeted, high-quality customers. According to Media Metrix, ValueClick reaches over 20 percent of the U.S. Internet population each month. ValueClick delivers over 215,000 qualified visitors to advertisers every day from a network of over 20,000 websites in 20 countries worldwide. With a proven track record of providing consistent value to its partners, ValueClick is among the e-commerce community's leading advertising networks. For more information about ValueClick, visit the corporate Web site at www.valueclick.com.

ABOUT ONRESPONSE.COM
Ranked by PC Online as one of the fastest growing Internet properties, onResponse.com conducts customized campaigns on behalf of direct marketing clients. As the liaison between web property owners and advertisers, onResponse.com guarantees timely and consistently high payouts to publishers, and cost-effective acquisition solutions to advertisers. With onResponse.com's cost-per-lead and cost-per-acquisition pricing models, advertisers pay only for quantifiable results. Clients gain exposure and branding while also being able to accurately calculate ROI. In addition, freebieclub.com, an

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exclusive product of onResponse.com, offers daily and annual cash giveaways as well as free products, services and offers for the taking. To learn more about onResponse.com or freebieclub.com visit www.onResponse.com or www.freebieclub.com.


PRESS CONTACT:                     INVESTOR RELATIONS CONTACT:
Jenny Connorton                    Neil Booth
The MWW Group                      The MWW Group
(212) 827-3762                     (212) 704-9727
jconnorton@mww.com                 nbooth@mww.com



SAFE HARBOR:
THIS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS PREDICTED AND REPORTED RESULTS SHOULD NOT BE CONSIDERED AN INDICATION OF FUTURE PERFORMANCE. IMPORTANT FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE DETAILED UNDER "RISK FACTORS" AND ELSEWHERE IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION MADE FROM TIME TO TIME BY VALUECLICK, INCLUDING ITS REGISTRATION STATEMENT ON FORM S-1 DECLARED EFFECTIVE ON MARCH 30, 2000 AND QUARTERLY REPORTS ON FORM 10-Q DURING 2000. VALUECLICK UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.


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